Exhibit 99.1

             AutoInfo, Inc. Announces Private Placement Transaction

Boca Raton, FL - January 21, 2004 - AutoInfo, Inc. (OTCBB:AUTO), a non-asset based third party logistics service provider, today announced that it has completed the sale of 1,333,333 shares of its Common Stock to Kinderhook Partners, LP, in a private placement transaction, for a total consideration of $442,000, or approximately $ .33 per share.

Simultaneously with this sale, Kinderhook acquired all of the Company's outstanding 12% Convertible Debentures ($575,000 principal amount) in a private transaction with the existing debenture holders and immediately converted these debentures into 2,300,000 shares of Common Stock.

Kinderhook Partners, LP is an investment partnership affiliated with Geocapital Partners and focused on making long-term investments in micro-cap public companies.

Harry Wachtel, AutoInfo's President stated, "we are very pleased to welcome Kinderhook Partners to our shareholder base and appreciate its recognition of the value of our business model. This investment, including the conversion of the debentures acquired, both strengthens our balance sheet and provides additional working capital for our operations."

AutoInfo, Inc., operating through its Sunteck subsidiary, is a non-asset based supply chain logistics company. Through its broker and carrier divisions, its services include ground transportation coast-to-coast, warehouse services, air freight, rail and ocean freight. Sunteck has developed strategic alliances with major truckload, LTL (less than truckload), air, rail and ocean carriers to react to customers' needs quickly and effectively.